EXHIBIT 4.1

CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERRED STOCK
OF
MERISEL, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Merisel, Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors (the “Board”) by the Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Corporation, the Board on January 19, 2011 adopted the following resolution creating a series of 360,000 shares of the authorized 1,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”) to be designated as its Series A Preferred Stock:

RESOLVED, that pursuant to the authority conferred upon the Board by the Certificate of Incorporation of the Corporation, the Board hereby authorizes the creation of and establishes a series of Preferred Stock and hereby states the designation and number of shares thereof and fixes the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as follows:

1.           Designation Amount.  The shares of such series shall be designated as Series A Preferred Stock (the “Series A Preferred Stock”).  Shares of Series A Preferred Stock redeemed or purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series; provided, however, that such issued and reacquired shares of such series may be reissued as shares of Series A Preferred Stock as a stock dividend on outstanding shares of Series A Preferred Stock.

(a)          Number of Shares.  The number of authorized shares of Series A Preferred Stock shall initially be 140,000 which number may from time to time be increased by the Board.

2.           Definitions.  For purposes of this “Certificate of Designation”, the following terms shall have the meanings indicated:

“Affiliate” shall mean, with respect to any specified Person (as defined below), any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Change of Control” shall mean the occurrence of any Person or group of Persons acquiring (a) beneficial ownership of at least a majority of the voting Common Stock on a fully diluted basis and at least a majority of the voting power of the Corporation entitled to vote for the election of members of the board of directors of the Corporation or (b) at least 75% of the fair market value of the assets of the Corporation and its subsidiaries by sale, lease, transfer or other disposition thereof, and provided that there is no subsequent liquidation, dissolution or winding-up of the affairs of the Corporation as a result of such sale, lease, transfer or other disposition.

“Change of Control Notice” shall have the meaning set forth in Section 6(f).

“Change of Control Price” shall mean a price per share equal to $101 plus accrued and unpaid dividends.

“Closing Date” shall mean, with respect to the Series A Preferred Stock, February 4, 2011, or such other date as the parties agree upon in writing.

“Common Stock” shall mean the shares of common stock, par value $0.01 per share, of the Corporation.

“Credit Agreement” shall mean that certain Revolving Credit and Security Agreement, dated as of August 13, 2010, by and among the Corporation, Merisel Americas, Inc., Color Edge LLC, Color Edge Visual LLC, Comp 24 LLC, Crush Creative LLC, Dennis Curtin Studios, LLC, MADP, LLC, Advertising Props, Inc., Fuel Digital, LLC, and PNC Bank, National Association, as amended, restated, supplemented, modified or replaced from time to time.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a).

“Dividend Period” shall have the meaning set forth in Section 4(a).

“Dividend Shares” shall have the meaning set forth in Section 4(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Junior Securities” shall have the meaning set forth in Section 3.

“Liquidation Preference” shall have the meaning set forth in Section 5(a).

“Non-Business Day” shall have the meaning set forth in Section 4(a).

“Parity Securities” shall have the meaning set forth in Section 7(c).

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Senior Securities” shall have the meaning set forth in Section 7(c).

“Series A Original Issue Price” shall mean $100 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having the similar effect with respect to the Series A Preferred Stock.

“Series A Preferred Stock” shall have the meaning set forth in Section 1.

“Voting Stock” of a corporation shall mean all classes and series of stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” shall mean a subsidiary, all the stock of which (other than directors’ qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Corporation or a subsidiary) is owned by the Corporation or one or more Wholly Owned Subsidiaries.

3.           Rank.  The Series A Preferred Stock shall, with respect to dividend distributions and distributions on liquidation, winding up and dissolution, rank senior to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding (collectively, the “Junior Securities”).

4.           Dividends.

(a)         From and after the date of the issuance of any shares of Series A Preferred Stock (which may be issued from time to time on one or more days, and including any shares of Series A Preferred Stock issued as a dividend pursuant to this Section 4(a)), the holders of the Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of the Corporation, out of funds legally available therefor, dividends per share at the rate of 12% per annum of the Series A Original Issue Price.  Such dividends shall be cumulative and shall be payable quarterly in arrears in four equal amounts (other than the initial dividend due on May 15, 2011) on February 15, May 15, August 15 and November 15 (each of such dates being a “Dividend Payment Date” and each calendar quarter being a “Dividend Period”), commencing May 15, 2011; provided, that if any such day shall be Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday (any of the foregoing, a “Non-Business Day”), then the Dividend Payment Date shall be the next succeeding day which is not a Non-Business Day.  Each such dividend shall be paid to stockholders of record on the respective date, not exceeding fifty (50) days preceding such Dividend Payment Date, as shall be fixed for this purpose by the Board in advance of payment of each particular dividend.  Any dividend payments made with respect to shares of Series A Preferred Stock will be made in either (i) cash, or (ii) additional fully paid and nonassessable shares of Series A Preferred Stock valued at $100 per share; provided, if dividend payments are not paid in cash at the rate of at least 8% per annum of the Series A Original Issue Price on a Dividend Payment Date, the holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of the Corporation, out of funds legally available therefor, dividends per share for the quarter ending on such Dividend Payment Date at the rate of 16% per annum of the Series A Original Issue Price; provided further, that notwithstanding anything to the contrary herein, any dividend payments with respect to such additional 4% per annum shall be made in additional fully paid and nonassessable shares of Series A Preferred Stock valued at $100 per share.  Any such payments in cash or in the issuance of such additional shares shall constitute full payment of such dividend.  The Corporation shall make such dividend payment on such Dividend Payment Date in cash and/or additional shares of Series A Preferred Stock to the extent permitted by applicable law, regardless of the terms of any other securities of the Corporation or any contract or other agreement to which it may be a party.  All dividends paid with respect to shares of Series A Preferred Stock pursuant to this Section 4(a) shall be paid pro rata to the holders entitled thereto.  The Corporation will issue, if necessary, fractions of a share (calculated to nearest 1/100 of a share) of Series A Preferred Stock as part of the payment of any dividend paid in additional shares of Series A Preferred Stock.  All shares of Series A Preferred Stock which may be issued as a dividend with respect to the Series A Preferred Stock will thereupon be duly authorized, validly issued, fully paid and nonassessable and free of all liens and charges.  Notwithstanding anything herein to the contrary, any dividend payments made with respect to shares of Series A Preferred Stock will be made in cash, and not in additional fully paid and nonassessable shares of Series A Preferred Stock, so long as (A) such cash payments are permitted under the Credit Agreement and related loan documents to which the Corporation is a party or by which its assets or properties are bound or may be subject and (B) the Board has determined, in its sole discretion, that such cash payments will not negatively impact the operations or prospects of the Corporation.

(b)         Dividends on shares of Series A Preferred Stock issued on the Closing Date shall be fully cumulative and shall accrue whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year, so that if in any fiscal year or years, dividends in whole or in part are not paid upon the Series A Preferred Stock, unpaid dividends thereon shall accumulate; provided, however, that dividends on any share of Series A Preferred Stock issued as dividends shall be fully cumulative and shall accrue (whether or not earned or declared) from the applicable Dividend Payment Date.  Accumulated unpaid dividends for any past Dividend Periods may be declared by the Board and paid on any date fixed by the Board, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board.  Holders of Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends.  No interest or sum of money in lieu of interest shall be payable in respect of any accumulated unpaid dividends.  Dividends payable on shares of Series A Preferred Stock for any period greater or less than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(c)          So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not (i) declare, pay or set apart for payment any dividend on the Common Stock or any other shares of Junior Securities, (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement, or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities (other than as a result of a reclassification of Junior Securities, or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities, or other than through the use of proceeds of a substantially contemporaneous sale of other Junior Securities) or (iii) make any distribution in respect of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, in any such case, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends of a particular class or series of Junior Securities to holders of such Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, unless all dividends due and payable on the Series A Preferred Stock have been paid in cash or all shares of Series A Preferred Stock issued in lieu of cash dividends (“Dividend Shares”) have been redeemed or repurchased by the Corporation.

5.           Liquidation Preference.

(a)         In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Junior Securities, including the Common Stock, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $100.00 for each share outstanding (which amount is herein referred to as the “Liquidation Preference”), together with an amount in cash equal to all accrued and unpaid dividends thereon, to the date fixed for liquidation, dissolution or winding-up.  Except as provided in the preceding sentence, holders of Series A Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding-up of the affairs of the Corporation.  If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series A Preferred Stock, and all other shares of Series of stock of the Corporation ranking pari passu with respect to such payments, then the holders of all such shares shall share ratably with any other series of pari passu stock of the Corporation in any distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock and such other pari passu shares are entitled were paid in full.  After payment of the full amount of the Liquidation Preference to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of the assets of the Corporation.

(b)         For the purpose of this Section 5, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any other corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, unless such voluntary sale conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding-up of the Corporation.

6.           Redemption.

(a)         Subject to clause (h) of this Section 6, to the extent the Corporation shall have funds legally available for such redemption, the Corporation may, at any time or from time to time on or after February 4, 2013 (and at no time prior to such date), redeem in cash, in whole or in part, the shares of the Series A Preferred Stock at the time outstanding, upon notice given as hereinafter specified at a price equal to the Series A Original Issue Price, together with all accrued and unpaid dividends thereon.

(b)         Subject to clause (h) of this Section 6, the Corporation may redeem, in whole or in part, the shares of Series A Preferred Stock at the time outstanding at a price equal to the applicable Change of Control Price at any time after the Closing Date and on or within ninety (90) days after the date of a Change of Control.

(c)         On February 4, 2017, the Corporation shall redeem, in whole and in cash, all of the shares of Series A Preferred Stock then outstanding, at a price equal to the Series A Original Issue Price, together with all accrued and unpaid dividends.

(d)         Notwithstanding clauses (a) and (b) of this Section 6, the Corporation may redeem, in whole or in part, any Dividend Shares outstanding, at any time or from time to time, at a price equal to $100 per share, together with all accrued and unpaid dividends thereon.

(e)         In the event of partial redemptions of Series A Preferred Stock pursuant to Sections 6(a) and 6(b), the shares to be redeemed will be determined on a pro rata basis (as determined by the number of shares of Series A Preferred Stock outstanding on a record date not less than thirty (30) days nor more than sixty (60) days prior to the optional redemption date), provided, however, that the Corporation may redeem all shares held by any holders of a number of shares not to exceed 1,000 as may be specified by the Corporation pursuant to Sections 6(a) and 6(b).  On and after a redemption date, unless the Corporation defaults in the payment of the redemption price, dividends will cease to accrue on shares of Series A Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price and accrued and unpaid dividends thereon to the redemption date.

(f)          Upon the occurrence of a Change of Control, each holder of record of shares of Series A Preferred Stock will have the right, as set forth below, to require that the Corporation redeem such holder’s shares in cash at the Change of Control Price; provided, however, that no rights under this Section 6(f), with respect to any holder of record of shares of Series A Preferred Stock, shall attach to, and the Corporation shall have no obligations under this Section 6(f) with respect to, any Change of Control in which such holder is party to, or an Affiliate of a party to, any transaction effectuating such Change of Control, provided, however, that for purposes of this clause (f) of this Section 6, the Corporation shall be deemed not to be an Affiliate of any such holder.  Following any Change of Control, notice (a “Change of Control Notice”) shall be mailed by first class mail, postage prepaid and mailed within thirty (30) days of such Change of Control addressed to the holders of record of the shares at their respective last addresses as they shall appear on the books of the Corporation.  Each such notice shall state:  (i) that a Change of Control has occurred and that such holder has the right to require the Corporation to redeem such holder’s shares at a redemption price in cash equal to the applicable Change of Control Price, together with all accrued and unpaid dividends, to the date of redemption; (ii) the circumstances and, to the extent available, relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization of the Corporation or other relevant entity after giving effect to such Change of Control); (iii) the redemption date (which shall be not less than one hundred twenty (120) days from the date such notice is mailed); (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date, and (vi) the instructions determined by the Corporation, consistent with such provision, that a holder must follow in order to have its shares redeemed.

(g)         Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided, however, that no such issued and reacquired shares of such series shall be reissued or sold as shares of Series A Preferred Stock unless reissued as a stock dividend on outstanding shares of Series A Preferred Stock.

(h)         Notwithstanding the foregoing provisions of Sections 6(a) and 6(b) hereof, unless the full cumulative dividends on all outstanding shares of Series A Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of Series A Preferred Stock shall be redeemed pursuant to Sections 6(a) and 6(b) hereof unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed.

(i)           Notice of every redemption of shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, and mailed not less than thirty (30) days nor more than sixty (60) days prior to the redemption date addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom notice was defective.  Each such notice shall state:  (i) the redemption date; (ii) the total number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares of such holder to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

(j)           Notice having been mailed as aforesaid and provided that on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption so as to be and to continue to be available therefor, then, from and after the redemption date, dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price and all dividends accrued and unpaid to the date fixed for redemption) shall cease.  Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.  In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

(k)          If such notice of redemption shall have been duly given and if, prior to the redemption date, the Corporation shall have irrevocably deposited the funds sufficient for the redemption with a bank or trust company in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all prohibitions on the Corporation set forth herein shall terminate, holders of the shares of Series A Preferred Stock called for redemption shall cease to be stockholders with respect to such shares and thereafter such shares shall no longer be transferable on the books of the Corporation and such holders shall have no interest in or claim against the Corporation with respect to such shares (including dividends thereon accrued after such redemption date) except the right to receive payment of the redemption price (including all dividends accrued and unpaid to the date for redemption) upon surrender of their certificates.  Any funds deposited and unclaimed at the end of one year and eleven months from the date fixed for redemption shall be repaid to the Corporation upon its request, after which repayment the holders of shares called for redemption shall look only to the Corporation for payment of the redemption price.  The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America, or any state thereof, shall have capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, and shall be identified in the notice of redemption.  Any interest accrued on such funds shall be paid to the Corporation from time to time.

7.           Voting Rights.

(a)         Except as otherwise provided in this Section 7 or as otherwise from time to time provided by law, the holders of shares of Series A Preferred Stock shall have no voting rights and all voting rights in the Corporation shall be vested exclusively in the holders of the Common Stock of the Corporation.

(b)          (i)           If and whenever dividends are not paid on shares of Series A Preferred Stock in cash at the rate of at least 8% per annum of the Series A Original Issue Price for four (4) consecutive Dividend Payment Dates, in addition to any other legal or equitable remedy available to any holder, the number of directors then constituting the Board of the Corporation shall be increased by one (1) director and the holders of the then outstanding shares of the Series A Preferred Stock shall be entitled to elect one director at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of such shares of Series A Preferred Stock called as hereinafter provided.

(ii)           Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of the Series A Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meeting or by the written consent of the holders of Series A Preferred Stock pursuant to Section 228 of the Delaware General Corporation Law.  Such voting right of the Series A Preferred Stock shall continue until such time as (A) all dividends accumulated on the Series A Preferred Stock shall have been paid in full and (B) the Corporation has fulfilled all redemption obligations with respect to such series to the extent such obligations have matured, at which time such voting right of the holders of the Series A Preferred Stock shall terminate, subject to revesting in the event of each and every subsequent failure of the Corporation for the requisite period of time to pay dividends in cash or to discharge its redemption obligations, as described above.

(iii)           At any time after such voting power shall have been so vested in shares of Series A Preferred Stock and such right shall not already have been initially exercised, a proper officer of the Corporation may, and upon the written request of any holder of shares the Series A Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of shares of the Series A Preferred Stock for the election of the one director to be elected by them as herein provided, such call to be made by notice similar to that provided in the by-laws of the Corporation for a special meeting of the stockholders or as required by law.

Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or if none, at a place designated by the Secretary of the Corporation.  If such meeting shall not be called by the proper officers of the Corporation within thirty (30) days after the personal service of such written request upon the Secretary of the Corporation, or within thirty (30) days after mailing the same within the United States by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of the Series A Preferred Stock then outstanding may designate in writing a holder of the Series A Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this Section 7(b)(iii) or at such other place as is selected by such person so designated.  Any holder of Series A Preferred Stock which would be entitled to vote at any such meeting shall have access to the stockholders of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph.  Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called during a period within ninety (90) days immediately preceding the date fixed for the next annual meeting of stockholders.

(iv)           At any meeting held for the purpose of electing directors at which the holders of Series A Preferred Stock shall have the right to elect a director as provided herein, the presence in person, or by proxy of the holders of the lesser of (A) a majority of the then outstanding shares of the Series A Preferred Stock or (B) a percentage of the then outstanding shares of the Series A Preferred Stock, which percentage is equal to the percentage of the then outstanding shares of Common Stock then required to constitute a quorum for the election of directors by holders of Common Stock, shall be required and be sufficient to constitute a quorum of the series for the election of directors by such series.  The director to be elected by the holders of Series A Preferred Stock pursuant to this Section 7 shall be elected by the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock.  At any such meeting or adjournment thereof (x) the absence of a quorum of the holders of the Series A Preferred Stock shall not prevent the election of directors other than the director to be elected by the holders of Series A Preferred Stock and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of the Series A Preferred Stock and (y) in the absence of a quorum of the holders of any class or series of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such series shall have the power to adjourn the meeting for the election of directors which the holders of such series are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

(v)           The term of office of all directors elected by the holders of Series A Preferred Stock pursuant to Section 7(b)(i) hereof in office at any time when the aforesaid voting rights are vested in the holders of Series A Preferred Stock shall terminate in one year or upon the election of their successors at any meeting of stockholders for the purpose of electing directors, if later.  Upon any termination of the aforesaid voting rights in accordance with Section 7(b)(ii) hereof, the term of office of all directors elected by the holders of Series A Preferred Stock pursuant to Section 7(b)(i) hereof then in office thereupon shall terminate and upon such termination the number of directors constituting the Board shall, without further action, be reduced by, the number of directors elected by the holders of Series A Preferred Stock, subject always to the increase of the number of directors pursuant to Section 7(b)(i) hereof in case of the future right of the holders of Series A Preferred Stock to elect a director as provided herein.

(vi)           In case of any vacancy occurring among the directors so elected, the holders of the Series A Preferred Stock then outstanding may, at a special meeting of the respective holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

(c)           In addition to any vote or consent of stockholders required by law or the Certificate of Incorporation, the consent of the holders of at least a majority of the shares of Series A Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)            Any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, or of the by-laws of the Corporation, which affects adversely the voting powers, rights or preferences of the holders of shares of the Series A Preferred Stock, provided, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any of the Corporation’s Junior Securities, shall not be deemed to affect adversely the powers, rights or preferences of the holders of shares of Series A Preferred Stock; or

(ii)            The amendment of this Certificate of Designation to allow for the authorization or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into any class or series of stock that ranks senior to (“Senior Securities”) or pari passu with (“Parity Securities”) the series of Series A Preferred Stock, provided, however, that no such consent of the holders of Series A Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect or when the issuance of any such Senior Security, Parity Security or convertible security is to be made, as the case may be, provision is made for the redemption of all shares of Series A Preferred Stock at the time outstanding; provided further that the limitation on redemptions set forth in Section 6(a) hereof shall apply to any such redemption or proposed redemption; or

(iii)           The creation, issuance, or guarantee of any debt security senior to the Series A Preferred Stock, if after such creation, issuance or guarantee the Corporation’s total indebtedness is greater than 3.5x the Corporation’s EBITDA, based on the twelve month period immediately prior to any date of determination; provided, that notwithstanding the foregoing, the Corporation shall at all times be permitted to borrow amounts under the Credit Agreement or any replacement credit facility thereof.

(d)           Subject to Sections 3, 4 and 7(c) hereof, none of (i) the creation, authorization or issuance of any shares of any Junior Securities (provided that the terms of such Junior Securities are not inconsistent, or do not in any way conflict, with the terms of the Series A Preferred Stock) or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any Junior Securities, (ii) the creation of any indebtedness of any kind of the Corporation (other than indebtedness described in Section 7(c)(iii) or convertible into any Senior Security or Parity Security), or (iii) the increase or decrease in the amount of authorized capital stock of any class, including the Series A Preferred Stock, or any increase, decrease or change in the par value of any such class other than the Series A Preferred Stock, shall be deemed to alter, change or affect adversely the powers, preferences and special rights of shares of Series A Preferred Stock and each of (i), (ii) and (iii) of this Section 7(d) may be effected without the consent of the holders thereof.

IN WITNESS WHEREOF, Merisel, Inc. has caused this Certificate to be signed by its Chief Executive Officer and President and attested by its Secretary this   4th  day of February, 2011.

MERISEL, INC.

By:	/s/ Donald R. Uzzi
Name: Donald R. Uzzi
Title: Chairman of the Board, Chief Executive Officer and President

Attest:

By:	/s/ Victor L. Cisario
Name: Victor L. Cisario
Title: Secretary